Seer Reports Second Quarter 2025 Financial Results and Reiterates Full Year 2025 Outlook

Revenue grew 32% year-over-year, driven by increased product sales and service revenue

Launched new high-throughput Proteograph® ONE assay and SP200 automation instrument

REDWOOD CITY, Calif. August 6, 2025 – Seer, Inc. (Nasdaq: SEER), a leading life sciences company commercializing a disruptive new platform for proteomics, today reported financial results for the second quarter ended June 30, 2025.

Recent Highlights

•
Achieved revenue of $4.1 million for the second quarter of 2025
•
Launched new high-throughput Proteograph ONE assay and SP200 automation instrument, enabling previously unattainable scale and efficiency
•
Announced a collaboration with Korea University to launch a 20,000-sample population-scale proteomics study utilizing the Proteograph ONE assay to develop AI-driven diagnostics for cancers in young adults
•
Accelerated third-party validation through impactful data presentations and publications from key opinion leaders at recent conferences
•
Ended the quarter with approximately $263.3 million of cash, cash equivalents and investments

“Our team delivered a solid second quarter and achieved a pivotal milestone with the launches of our high-throughput Proteograph ONE assay and SP200 instrument, which significantly enhance the scalability and efficiency of our platform,” said Omid Farokhzad, Chair and CEO of Seer. “Seer was founded on the belief that we could transform the field of deep, unbiased proteomics. It’s incredibly rewarding to see that vision come to fruition, with our technology now powering multiple population-scale studies. I’m deeply proud of our team’s relentless focus on innovation and execution, even with continued macroeconomic pressures affecting our customer base.”

Second Quarter 2025 Financial Results

Revenue was $4.1 million for the second quarter of 2025, a 32% increase from $3.1 million for the corresponding prior year period, primarily due to higher product sales and service revenue in the quarter. Product revenue for the second quarter of 2025 was $2.7 million and consisted of sales of Proteograph instruments and consumable kits. Service revenue was $1.2 million for the second quarter of 2025, including $409 thousand of related party revenue, and primarily consisted of revenue related to Seer Technology Access Center service projects. Other revenue was $119 thousand for the second quarter of 2025.

Gross profit was $2.1 million and gross margin was 52% for the second quarter of 2025.

Operating expenses were $22.6 million for the second quarter of 2025, including $3.7 million of stock-based compensation, a decrease of 21% compared to $28.8 million for the corresponding prior year period, including $7.3 million of stock-based compensation. The decrease in operating expenses was primarily driven by a decrease in stock-based compensation.

Net loss was $19.4 million for the second quarter of 2025, compared to $22.9 million for the corresponding prior year period.

Cash, cash equivalents and investments were approximately $263.3 million as of June 30, 2025.

2025 Guidance

Seer continues to expect full year 2025 revenue to be in the range of $17 million to $18 million, representing growth of 24% at the midpoint over full year 2024.

Webcast Information

Seer will host a conference call to discuss the second quarter 2025 financial results on Wednesday, August 6, 2025 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at https://investor.seer.bio. The webcast will be archived and available for replay for at least 90 days after the event.

About Seer

Seer, Inc. (Nasdaq: SEER) sets the standard in deep, unbiased proteomics—delivering insights with a scale, speed, precision, and reproducibility previously unattainable. Seer’s Proteograph® Product Suite uniquely integrates proprietary engineered nanoparticles, streamlined automation instrumentation, optimized consumables, and advanced analytical software to solve challenges that conventional methods have failed to overcome. Traditional proteomic technologies have historically struggled with inconsistent data, limited throughput, and prohibitive complexity, but Seer’s robust and scalable workflow consistently reveals biological insights that others do not. Seer’s products are for research use only and are not intended for diagnostic procedures. For more information about Seer’s differentiated approach and ongoing leadership in proteomics, visit www.seer.bio.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding Seer’s expectations for future results of operations and its financial position, business strategy, partnerships, adoption of our products and outlook for fiscal year 2025. These and other risks are described more fully in Seer’s filings with the Securities and Exchange Commission (“SEC”) and other documents that Seer subsequently files with the SEC from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Carrie Mendivil

investor@seer.bio

Media Contact:

Patrick Schmidt

pr@seer.bio

SEER, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Product	$2,726	$1,761	$5,616	$3,429
Service	797	682	2,000	1,090
Related party	409	583	461	1,537
Other	119	46	179	82
Total revenue	4,051	3,072	8,256	6,138
Cost of revenue:
Product	1,167	701	2,541	1,692
Service	395	362	926	631
Related party	69	156	139	468
Other	309	122	478	255
Total cost of revenue	1,940	1,341	4,084	3,046
Gross profit	2,111	1,731	4,172	3,092
Operating expenses:
Research and development	11,985	12,734	23,335	24,999
Selling, general and administrative	10,656	16,093	22,098	30,381
Total operating expenses	22,641	28,827	45,433	55,380
Loss from operations	(20,530)	(27,096)	(41,261)	(52,288)
Other income (expense):
Interest income	2,992	4,433	6,209	9,019
Loss on equity method investment	(1,841)	—	(3,416)	—
Other income (expense)	3	(187)	(755)	(260)
Total other income	1,154	4,246	2,038	8,759
Loss before provision for income taxes	(19,376)	(22,850)	(39,223)	(43,529)
Provision for income taxes	48	—	149	—
Net loss	$(19,424)	$(22,850)	$(39,372)	$(43,529)
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities	2	(105)	171	(434)
Comprehensive loss	$(19,422)	$(22,955)	$(39,201)	$(43,963)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.33)	$(0.35)	$(0.67)	$(0.67)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	58,087,565	64,576,399	58,744,490	64,581,228

SEER, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$37,931	$40,753
Short-term investments	171,895	195,657
Accounts receivable, net	3,905	3,997
Related party receivables	409	379
Other receivables	1,400	1,853
Inventory	7,512	7,436
Prepaid expenses and other current assets	2,586	3,248
Total current assets	225,638	253,323
Long-term investments	53,426	63,103
Operating lease right-of-use assets	21,657	22,791
Property and equipment, net	16,496	18,575
Restricted cash	524	524
Other assets	4,746	8,281
Total assets	$322,487	$366,597
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,672	$4,621
Accrued expenses	6,106	7,937
Deferred revenue	540	408
Operating lease liabilities, current	2,441	2,312
Other current liabilities	26	50
Total current liabilities	11,785	15,328
Operating lease liabilities, net of current portion	22,390	23,652
Other noncurrent liabilities	20	48
Total liabilities	34,195	39,028
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized as of June 30, 2025 and December 31, 2024; zero shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Class A common stock, $0.00001 par value; 94,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 52,283,570 and 55,083,123 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	1	1
Class B common stock, $0.00001 par value; 6,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 4,044,969 shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	719,728	719,804
Accumulated other comprehensive gain	307	136
Accumulated deficit	(431,744)	(392,372)
Total stockholders’ equity	288,292	327,569
Total liabilities and stockholders’ equity	$322,487	$366,597